Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Profitable for 2009

LONDON, ONTARIO — March 17, 2010 -- Stellar Pharmaceuticals Inc. (OTCBB:SLXCF) ("Stellar" or "the Company"), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced financial results for the year ended December 31, 2009.  In this press release, all dollar amounts are expressed in Canadian currency and results are reported in accordance with United States generally accepted accounting principles (U.S. GAAP).

2009 Highlights

•	Revenues grew by 39.9%

•	Gross profit up 28.8%

•	Third consecutive year the Company has been cash-flow positive

•	2009 Net Profit up $270,000 over 2008

For the twelve-month period ended December 31, 2009, Stellar's total revenues were $3,581,300.  This compares to $2,559,400 in the same period in 2008 and was driven by 15.7% and 74.8% growth in Canadian and international sales, respectively. The gross margin percentage decreased to 66.6% in 2009 compared to 73.7% in 2008, largely as a result of the Company's continued strong growth in international sales where its margins are reduced.  Net income for 2009, including $163,800 in non-cash stock options and amortization expenses (2008 – 140,200), was $238,900, or $0.01 per share, compared to a loss of $31,100, or ($0.01) per share, in 2008.

Stellar’s strong financial performance allowed it to close the year in a solid financial position.  As of December 31, 2009, the Company had cash and cash equivalents of $2,325,200.  This was up from $2,106,000 at the end of 2008.

Peter Riehl, Stellar’s President and Chief Executive Officer commented, “We are very pleased to show a profit for 2009 and a strong growth in our overall business, given the difficult economic environment that persisted for much of the year. Now, as we move forward into 2010, our focus will remain on building the Canadian business and expanding global licensing of Uracyst® and NeoVisc®. At the same time, we will continue to carefully manage our resources while pursuing opportunities for Stellar’s future growth.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Both NeoVisc and Uracyst have their CE Mark certification for the European Community. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

Press Release – Profitable for 2009

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Company Contact

Peter Riehl	Stephen Kilmer
President & CEO	President
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(519) 434-1540	(905) 690-2400 ext. 21
email – corpinfo@stellarpharma.com	email – stephen@kilmerlucas.com

- or -	Media Contact

Arnold Tenney	Leonard Zehr
Chairman	Managing Director
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(416) 587-3200	(905) 690-2400 ext. 41
email - len@kilmerlucas.com

Press Release – Profitable for 2009

STELLAR PHARMACEUTICALS INC.

BALANCE SHEETS

(Expressed in Canadian dollars)

December 31

ASSETS	2009	2008
CURRENT
Cash and cash equivalents	$2,325,212	$2,105,966
Accounts receivable, net of allowance of $nil (2008 - $nil)	293,565	549,055
Inventories	721,061	364,551
Taxes recoverable	1,501	212,445
Loan receivable	15,818	18,369
Prepaids, deposits and sundry receivables	163,698	130,515
Total current assets	3,520,855	3,380,901
PROPERTY, PLANT AND EQUIPMENT	1,390,296	1,270,257
OTHER ASSETS	114,553	65,495
Total assets	$5,025,704	$4,716,653
LIABILITIES
CURRENT
Accounts payable	$228,367	$173,812
Accrued liabilities	175,637	186,201
Deferred revenues	2,890	1,749
Total current liabilities	406,894	361,762

CONTINGENCIES AND COMMITMENTS

SHAREHOLDERS’ EQUITY
CAPITAL STOCK
AUTHORIZED
Unlimited Non-voting, convertible redeemable and retractable preferred shares with no par value
Unlimited Common shares with no par value

ISSUED
23,480,040 Common shares (2008 – 23,702,540)	8,183,638	8,261,403
Nil Treasury shares (2008 – 147,500)	—	(51,625)
Additional Paid-in capital for cancelled Common shares	—	2,329
Additional Paid-in capital options - outstanding	89,562	35,965
Additional Paid-in capital options - expired	724,127	722,372
	8,997,327	8,970,444
DEFICIT	(4,378,517)	(4,615,553)
Total shareholders’ equity	4,618,810	4,354,891
Total liabilities and shareholders’ equity	$5,025,704	$4,716,653

Press Release – Profitable for 2009 Page 4 of 5

STELLAR PHARMACEUTICALS INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in Canadian dollars)

FOR THE YEARS ENDED DECEMBER 31

	2009	2008

PRODUCT SALES	$3,000,062	$2,118,282
ROYALTIES & LICENSING REVENUE	581,230	441,130
TOTAL REVENUE FROM ALL SOURCES	3,581,292	2,559,412
COST OF PRODUCTS SOLD	1,001,871	556,401
GROSS PROFIT	2,579,421	2,003,011
EXPENSES
Selling, general and administrative	2,278,530	2,010,383
Research and development	18,107	62,727
Amortization of assets (non-manufacturing property, plant and equipment)	55,822	54,384
	2,352,459	2,127,494
INCOME (LOSS) FROM OPERATIONS	226,962	(124,483)
INTEREST AND OTHER INCOME	11,962	83,741
GAIN ON DISPOSAL OF EQUIPMENT	—	9,676
NET INCOME (LOSS) AND COMPREHENSIIVE INCOME (LOSS) FOR THE YEAR (before tax)	238,924	(31,066)
INCOME TAXES	—	—
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$238,924	$(31,066)
EARNINGS (LOSS) PER SHARE - Basic	$0.01	$(0.00)
- Diluted	$0.01	$—
WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - Basic	23,498,889	23,801,450
- Diluted	23,599,170	23,801,450

Press Release – Profitable for 2009

STELLAR PHARMACEUTICALS INC.

STATEMENTS OF CASH FLOWS

(Expressed in Canadian dollars)

FOR THE YEARS ENDED DECEMBER 31

	2009	2008
CASH FLOWS USED IN OPERATING ACTIVITIES
Net income (loss)	$238,924	$(31,066)
Items not affecting cash
Amortization	108,492	126,556
Gain on disposal of equipment	––	(9,676)
Write-down of property, plant & equipment	––	2,656
Unrealized foreign exchange (gain) loss	24,203	(17,945)
Issuance of equity instruments for services rendered	55,352	13,618
Change in non-cash operating assets and liabilities	26,143	(562,256)
CASH FLOWS USED IN OPERATING ACTIVITIES	453,114	(478,113)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Additions to property, plant and equipment	(155,630)	(539,511)
Increase in other assets	(26,230)	(11,420)
Proceeds from sale of equipment	––	10,000
CASH FLOWS USED IN INVESTING ACTIVITIES	(181,860)	(540,931)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repurchase of common shares for cash	(30,357)	(100,514)
CASH FLOWS USED IN FINANCING ACTIVITIES	(30,357)	(100,514)

EFFECT OF EXCHANGE RATES ON CASH HELD IN FOREIGN CURRENCY	(21,650)	14,398
CHANGE IN CASH AND CASH EQUIVALENTS	219,246	(1,105,160)

CASH AND CASH EQUIVALENTS, beginning of year	2,105,966	3,211,126
CASH AND CASH EQUIVALENTS, end of year	$2,325,212	$2,105,966